U.S. GLOBAL INVESTORS FUNDS
                      (ORGANIZED AS: UNITED SERVICES FUNDS)

                             AMENDMENT NO. 2 TO THE
                FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

AMENDMENT No. 2 to the Amended and Restated Master Trust Agreement of U.S. GLOBAL INVESTORS FUNDS, dated May 19, 1995, made at San Antonio, Texas, this 9th day of June 1998 by the Trustees hereunder.

                                   WITNESSETH:

WHEREAS, Section 7.3 of the Amended and Restated Master Trust Agreement dated May 19, 1995, (the "Agreement") of United Services Funds (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

WHEREAS, a majority of the Trustees of the Trust desire to amend the Agreement to change the names of sub-trusts and amend the number of sub-trusts referenced in the first paragraph of Section 4.2 of the Agreement; and

WHEREAS, a majority of the Trustees of the Trust have duly adopted the amendment to the Agreement shown below on January 21, 1998, and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts;

1. NOW, THEREFORE, the undersigned Frank E. Holmes, the duly elected and serving President of the Trust, pursuant to the authorization described above, hereby amends Section 4.2 of the Amended and Restated Master Trust Agreement, as heretofore in effect, to read as follows:

         Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS AND CLASSES. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate eleven Sub-Trusts: Gold Shares Fund, Global Resources Fund, World Gold Fund, China Region Opportunity Fund, All American Equity Fund, Income Fund, Real Estate Fund, Tax-Free Fund, Near-Term Tax-Free Fund, U.S. Government Securities Cash Fund and U.S. Treasury Securities Cash Fund. Each such Sub-Trust shall consist of one class of Shares. The Shares of each such Sub-Trust and class thereof and any Shares of any further Sub-Trusts or classes thereof that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class thereof at the time of establishing and designating the same) have the following relative rights and preferences:

WITNESS my hand and seal this 9th day of June 1998.



                                   /s/ Frank E. Holmes
                                   --------------------------
                                   FRANK E. HOLMES, PRESIDENT

STATE OF TEXAS   )
                 )ss
COUNTY OF BEXAR  )

Then personally appeared the above-name Frank E. Holmes and acknowledged this instrument to be his free act and deed this 9th day of June 1998.


                                   /s/ June L. Falks
                                   -------------------------
                                   NOTARY PUBLIC

                                   My Commission expires:  February 14, 2000